EXHIBIT 99.7
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                         PATENT AND COPYRIGHT ASSIGNMENT
                         -------------------------------


This is Assignment is made effective as of December 1, 2006, made by NATIONAL DATACOMPUTER, INC. ("NDI"), a Delaware corporation, with its principal offices at 900 Middlesex Turnpike, Building 5, Biloerica, MA 01821, to A.S.T., INC. ("AST"), a Michigan corporation, whose address if 4150 Grange Hall Road, Holly, Michigan 48442

         Pursuant to and in consideration of the exchange agreement between the parties, the parties agree:

1. NDI sells, assigns and transfers in perpetuity as of this date to AST, its successors and assigns, its entire right, title and interest in and to all intellectual property including the software, hardware and equipment used in its audit business and which are part of the Audit Business Assets, as defined in the Warranty Bill of Sale of the same date between the parties. These items are specifically identified in Exhibit C and incorporated by this reference "Software and Hardware Assets". They include, but are not limited to all rights of copyright and patent anywhere in the world and any and all registrations and copyright applications related thereto, which AST may seek to file, and to all incoming royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity, for past, present or future infringement based on said copyrights and patents, and in and to all rights corresponding to the foregoing throughout the world. NDI represents and warrants that it owns no issued patents or copyrights and has no applications currently pending for the same.

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2. It is understood and agreed between the parties that NDI, its affiliates and customers shall have an unconditional, irrevocable, perpetual and non-exclusive royalty-free license and right to use such software that may have been part of its Audit Business Assets, but which is also used in and necessary for its route accounting business.

3. NDI represents and warrants to assignee that it is the owner of all such rights with respect to the Audit Business Assets. NDI does not represent and warrant that the Audit Business Assets do not infringe on the intellectual property rights of any third party, except that NDI does represent and warrant that to its knowledge, it has not received any claim from any third party that any of its Audit Business Assets infringe on any intellectual property rights of any such third party.

         IN WITNESS WHEREOF, NDI has executed this Assignment by its authorized officer.



NATIONAL DATACOMPUTER, INC.
A Delaware corporation

By:  _____________________________
     William Berens, its President
     Dated:  December ____, 2006


State of Massachusetts)
County of __________)

         On this ____ day of December, 2006 before me appeared William Berens, to me personally known, who acknowledged that he is the President of National Datacomputer, Inc., a Delaware corporation and that he executed this instrument on behalf of said corporation with the full authority of its Board of Directors.

                                           ---------------------------------

                                           Notary Public
                                           _______________ County, Massachusetts
                                           My Comm. Expires:   ________________

                                                    (Notary Seal)


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